FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230 - 5805

(972) 788-1110 Telefax 991-3160

E-Mail: forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Forrest A. Garb & Associates, Inc. hereby consents to all references to our firm in the form and context in which they appear in the Annual Report on Form 10-K for the fiscal year ended May 31, 2012 of Red Mountain Resources, Inc. (the “Form 10-K”).

We hereby further consent to the inclusion in the Form 10-K of estimates of oil and gas reserves and future net revenues contained in our report “Estimated Reserves and Future Net Revenue as of June 1, 2012 Attributable to Interests Owned by Red Mountain Resources, Inc. in Certain Properties Located in Texas”, dated August 31, 2012, and to the inclusion of our report as an exhibit to the Form 10-K.

Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629

W. D. Harris III
Chief Executive Officer

September 6, 2012